Exhibit 14.1
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                                CODE OF ETHICS

     This Code of Ethics (the "Code") covers the ProFutures companies, including ProFutures, Inc., ProFutures Financial Group, Inc., ProFutures Capital Management, Inc., as well as the public funds offered, including ProFutures Diversified Fund, L.P., Alternative Asset Growth Fund, L.P. and ProFutures Long/Short Growth Fund, L.P. Collectively they will be referred to as "ProFutures". It applies to the Executive Officers (the "Covered Officers") of ProFutures for the purpose of promoting:

     Honest and ethical conduct, which includes the ethical handling of conflicts of interest between personal and professional relationships;

     Full, fair, accurate and timely disclosure in reports and documents that ProFutures files with, or submits to the Securities and Exchange Commission and in other public communications made by ProFutures;

     Compliance with applicable laws and governmental rules and regulations;

     Prompt internal reporting of violations of the Code to appropriate personnel; and

     Accountability for adherence to the Code.

     Covered Officers should follow a high standard of business ethics and should be sensitive to situations that may be potential conflicts of interest.

     A conflict of interest occurs when a Covered Officer's private interest interferes with the interests of the Fund. Each Covered Officer must not:

     Use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by ProFutures whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of ProFutures;

     Cause ProFutures to take action or fail to take action, for the individual personal benefit of the Covered Officer, rather than the benefit of ProFutures;

     Use material non-public knowledge of portfolio transactions made or contemplated for any Funds to trade personally or have others trade in anticipation of the market effect of such transactions.

     Each Covered Officer should become familiar with this Code, and any questions with any of the provisions should be directed to the Board of Directors, the Compliance Officer, or legal counsel. In addition, each Covered
Officer:

     Must affirm in writing that he/she has read and understands the Code;

     Must annually thereafter affirm to the Board that he/she has complied with the requirements of the Code;

     Must not retaliate against any other Covered Officer, other officer, or employee of ProFutures for reports of potential violations made in good faith;

     Must notify the Board of Directors, the Compliance Officer, or legal counsel promptly if he/she knows or suspects of any violation of this Code.

     All reports and records for this Code will be considered confidential. The Code is intended solely for internal use by ProFutures, and does not constitute an admission, by or on behalf of ProFutures, as to any fact, circumstance or legal conclusion.